Exhibit 99.1

LIBERTY MEDIA REPORTS FIRST QUARTER FINANCIAL RESULTS

Liberty Interactive Group Achieves 10% Revenue and 5% Operating Cash Flow Growth

Starz Operating Cash Flow up 78%

Liberty Completes $1.3 Billion Self-Tender for LCAPA Shares

Englewood, Colorado, May 8, 2007 — Liberty Media Corporation (“Liberty”) reported record first quarter results for both its Liberty Interactive Group and Liberty Capital Group.

“Liberty Media had another good quarter,” stated Liberty President and CEO Greg Maffei.  “Despite challenges in QVC’s international operations, the domestic business had good results and remains poised for continued organic growth.  At Liberty Capital we continued to convert non-strategic assets into operating businesses and cash.  The market responded well to our progress in both groups.”

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group’s revenue and operating cash flow increased 10% and 5%, respectively, for the first quarter of 2007 due to continued growth at QVC, Inc. (“QVC”) and the additions of Provide Commerce and BUYSEASONS which were acquired during 2006.

QVC

QVC’s revenue increased 8% to $1.68 billion and operating cash flow increased 5% to $374 million.

“We are pleased with our domestic performance in the first quarter as our sales growth accelerated after a slower fourth quarter.  Our U.S. business is poised for another strong year,” said QVC CEO Mike George.  “Our international performance was not as strong as we encountered some operational and market challenges.  However, we believe we have identified the pertinent issues and are confident that over the remainder of the year we will successfully address them.  We remain confident in the fundamental strength

1.  Please see page 8 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure.  Schedule 1 to this press release provides a reconciliation of Liberty’s consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests.  Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity’s operating income for the same period, as determined under GAAP.

of our business.”

QVC’s domestic revenue increased 8% to $1.17 billion and operating cash flow increased 8% to $278 million.  The domestic revenue growth was mainly attributable to increased sales to existing subscribers primarily in the areas of accessories and apparel.  The total number of units shipped increased 4% to 27.8 million and the average selling price increased 3% from $44.57 to $46.04.  QVC.com sales as a percentage of domestic sales grew from 20% in the first quarter of 2006 to 22% in the first quarter of 2007.  The domestic operating cash flow margin improved slightly, primarily due to a higher gross margin percentage.  Gross margins increased due to a higher initial product margin.

QVC’s international revenue increased 9% to $510 million due to favorable foreign currency exchange rates and greater sales to existing subscribers in each of our international markets as well as subscriber growth in the U.K. and Japan.  International revenue was adversely affected by lower average selling prices in the U.K. and Germany as well as a 3% increase in the Germany VAT rate (sales tax) and recent changes in the administration of Japan’s regulations pertaining to product claims related to food, health and beauty products.  Excluding the effect of exchange rates, international revenue increased 3%.  International operating cash flow decreased from $98 million to $96 million, or 2%.  International cash flow margins decreased from 21% to 19% primarily due to a lower gross margin.  The lower gross margin reflects a higher obsolescence provision compared to the prior year period which experienced a significant reduction in inventory from year-end that was not replicated in the current quarter.  Higher product distribution costs also contributed, to a lesser extent, to the lower gross margin.  Excluding the effect of exchange rates, QVC’s international operating cash flow decreased 7%.

QVC’s outstanding bank debt was $3.175 billion at March 31, 2007; the decrease of $50 million during the quarter was due to a repayment on the revolver using excess cash.

Share Repurchases

During the first quarter, Liberty repurchased approximately 1.5 million shares of Liberty Interactive Series A common stock at an average cost per share of $23.24 for aggregate cash consideration of $34 million.  Since the creation of the Liberty Interactive tracking stock in May 2006, Liberty has repurchased approximately 53.1 million shares, at an average cost per share of $18.62 for aggregate cash consideration of $988 million.   These repurchases represent approximately 7.6% of the shares outstanding at the time of creation of the Liberty Interactive tracking stock.  Currently, Liberty has approximately $1 billion remaining in its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive Group are engaged in, or are ownership interests in companies that are engaged in, sales of goods and services primarily through television programming and the Internet, and currently include its subsidiaries QVC, Provide Commerce and BUYSEASONS and its approximate 20% interests in IAC/InterActiveCorp, Expedia and GSI Commerce.  Liberty has identified QVC, Inc., a consolidated, wholly owned subsidiary, as the principal operating segment of Liberty Interactive Group.

LIBERTY CAPITAL GROUP — During the quarter, Liberty completed a tender offer in which it repurchased approximately 8.2% of its outstanding Liberty Capital common shares for $1.3 billion and completed the previously announced sale of OpenTV for cash proceeds of $107 million.  Subsequent to March 31, 2007, Liberty completed the previously announced exchange of its approximately 7.6 million CBS common shares for a corporate subsidiary of CBS which holds CBS’ Green Bay television station and approximately $170 million in cash.  Also, subsequent to March 31, 2007, Liberty completed the previously announced sale of On Command for $380 million comprised of $332 million in cash and $48 million of LodgeNet common shares which represents approximately 9.2% of LodgeNet’s outstanding shares.

Starz Entertainment, LLC

Starz Entertainment, LLC (“Starz Entertainment”) revenue increased 2% to $265 million and operating cash flow increased 78% to $73 million.  Revenue growth was the result of increased subscription units partially offset by a reduction in the effective rate.  Starz’ average subscription units increased 9% during 2007 while Encore average subscription units increased 6% during 2007 driving a $16 million revenue increase.  The decrease in the effective rate charged for Starz’ services had a $10 million negative effect on revenue.

Starz Entertainment’s operating expenses declined 12% for the quarter.  The decrease was primarily due to a reduction in programming costs from $179 million in the first quarter of 2006 to $157 million in the same period in 2007, and a decline in SG&A expenses.  The decrease in programming costs is primarily due to a lower effective rate for the movie titles exhibited in 2007 partially offset by increased costs due to a higher percentage of first-run movie exhibitions as compared to the number of library product exhibitions.  The decrease in SG&A expenses was due to a $3 million reduction in sales and marketing expenses resulting from fewer national marketing campaigns and lower marketing support payments in 2007.  To a certain extent, the timing of such campaigns and support payments are determined by Starz Entertainment’s affiliates, and Starz Entertainment currently expects its full year 2007 sales and marketing expenses to approximate those of 2006.

Commenting on 2007, Robert B. Clasen, Starz Entertainment CEO stated, “We are pleased that, for the second quarter in a row, Starz operating cash flow increased dramatically over the prior year period.  This resulted from an increase in revenue coupled with a decline in expenses, particularly the cost of programming.  We expect those trends to continue this year under our long term contracts with our studio partners and our cable and satellite affiliates.  We continue to focus on the operations of Starz Media which was acquired last year.  And we look forward to the release, toward the end of this year, of the first motion pictures from the recently launched Overture Films.”

Share Repurchases

On April 12, 2007, Liberty announced the final results of its modified dutch auction self-tender offer to purchase its Liberty Capital Series A common stock, which expired on April 5, 2007.  Liberty accepted for purchase 11,540,680 LCAPA shares, which represents approximately 8.2% of its outstanding Liberty Capital common shares, at a purchase price of $113.00 per share for total cash consideration of $1.3 billion.

On May 3, 2007, Liberty’s Board of Directors authorized the repurchase of up to an additional $1 billion of Liberty Capital common stock in the open market or in privately negotiated transactions.

The businesses and assets attributed to Liberty Capital Group are all of Liberty Media’s businesses and assets other than those attributed to Liberty Interactive Group and include its subsidiaries Starz Entertainment, LLC; Starz Media, LLC; FUN Technologies, Inc. and TruePosition, Inc., its equity affiliates GSN LLC and WildBlue Communications, Inc. and its interests in News Corporation, Time Warner, Inc. and Sprint Nextel Corporation.  Liberty identified Starz Entertainment, LLC, a consolidated, wholly owned subsidiary, as the principal operating segment of Liberty Capital Group.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are attributed to two tracking stock groups: Liberty Interactive Group and Liberty Capital Group.

As a supplement to Liberty’s consolidated statements of operations included in its 10-Q, the following is a presentation of financial information on a stand-alone basis for QVC and Starz Entertainment which have been identified as the principal operating segments of Liberty Interactive and Liberty Capital, respectively.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2007 to the same period in 2006.  Please see page 8 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure.  Schedule 1 to this press release provides a reconciliation of Liberty’s consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests.  Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity’s operating income for the same period, as determined under GAAP.  Certain prior period amounts have been reclassified for comparability with the 2006 presentation.  Liberty completed the sale of its controlling interest in OpenTV and announced the sale of On Command, and as such, the financial results of these companies have been excluded from all periods presented.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	March 31, 2006	December 31, 2006	March 31, 2007
InterActiveCorp	$2,040	2,572	2,610
Expedia (1)	1,403	1,452	1,605
Other Public Holdings	140	173	209
Total Attributed Liberty Interactive Group	$3,583	4,197	4,424
News Corporation	8,660	11,003	11,907
Non Strategic Public Holdings	7,049	7,205	6,856
Total Attributed Liberty Capital Group	$15,709	18,208	18,763

(1)          Represents fair value of Liberty’s investment in Expedia.  In accordance with GAAP, Liberty accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	March 31, 2006	December 31, 2006	March 31, 2007
Cash and Cash Related Investments:
Total Attributed Liberty Interactive Group Cash (GAAP)	$892	946	885
Total Attributed Liberty Capital Group Cash (GAAP)	736	2,161	2,085
Total Liberty Consolidated Cash (GAAP)	1,628	3,107	2,970

Short-Term Investments (1)	—	—	—
Long-Term Marketable Securities (2)	271	127	299
Total Attributed Liberty Capital Group Liquid Investments	271	127	299

Total Attributed Liberty Interactive Group Cash and Liquid Investments	892	946	885
Total Attributed Liberty Capital Group Cash and Liquid Investments	1,007	2,288	2,384
Total Liberty Consolidated Cash and Liquid Investments	$1,899	3,234	3,269

Debt:
Senior Notes and Debentures (3)	$4,476	3,108	3,108
QVC Bank Credit Facility	800	3,225	3,175
Other	68	67	68
Total Attributed Liberty Interactive Group Debt	$5,344	6,400	6,351
Less: Unamortized Discount	(17)	(17)	(17)
Total Attributed Liberty Interactive Group Debt (GAAP)	$5,327	6,383	6,334

Senior Exchangeable Debentures (4)	4,580	4,580	4,482
Other	60	158	107
Total Attributed Liberty Capital Group Debt	$4,640	4,738	4,589
Less: Unamortized Discount Attributable To Call Option Obligations / Fair Market Value Adjustment (4)	(2,170)	(2,098)	(419)
Total Attributed Liberty Capital Group Debt (GAAP)	$2,470	2,640	4,170

Total Consolidated Liberty Debt (GAAP)	$7,797	9,023	10,504

(1)          Short-term marketable debt securities which are included in other current assets in Liberty’s consolidated balance sheet.

(2)          Long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty’s consolidated balance sheet.

(3)          Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(4)          For periods prior to 2007, amount represents face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.  Effective January 1, 2007, Liberty adopted Statement of Financial Accounting Standards No. 155, Accounting for Hybrid Financial Instrument (“Statement 155”).  Pursuant to the provisions of Statement 155, Liberty now accounts for its senior exchangeable debentures at fair value rather than bifurcating such instruments into a debt instrument and a derivative instrument as was previously required.

Total Attributed Liberty Interactive Group Cash and Liquid Investments decreased $61 million compared to December 31, 2006 due to cash flow from QVC operations offset by interest payments and the repayment of debt.  Total Attributed Liberty Interactive Group Debt decreased $49 million from December 31, 2006, due to repayments on the QVC bank credit facility.

Total Attributed Liberty Capital Group Cash and Liquid Investments increased $96 million compared to December 31, 2006 due to tax sharing payments from Liberty Interactive, proceeds from the sale of OpenTV and proceeds from the expiration of certain equity collars offset by the debt repayments listed below and interest payments.  Total Attributed Liberty Capital Group Debt decreased $149 million due to the repayment of corporate debt and the repayment of debt at Starz Media.

Important Notice: Liberty Media Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in  a conference call  which will begin at 10:00am (ET) on May 8, 2007.  The call can be accessed by dialing (866) 564-7444 or (719) 234-0008 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed from 2:00 p.m. (ET) on May 8, 2007 through 5:00 p.m. (ET) May 22, 2007, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 7360054#.  The call will also be broadcast live across the Internet and archived on our website.  To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm.  Links to this press release will also be available on the Liberty Media web site.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the long-term prospects of QVC and its anticipated performance in line with guidance for Liberty Interactive, the estimated growth rate in revenue and OCF for Liberty Capital’s attributed operating businesses over the next three to five year and anticipated lower programming costs for Starz Entertainment in 2007.  These forward looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results, performance or achievements of the operating businesses of Liberty included herein could differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of Liberty, including the most recently filed Form 10-Q of Liberty; general economic and business conditions and industry trends including in the advertising and retail markets; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue and home shopping networks; increased digital television penetration and the impact on channel positioning of our networks; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world.  These forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:  John Orr (720) 875-5622

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, the following is a presentation of quarterly and annual financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC and Starz Entertainment) owned by or in which Liberty held an interest at March 31, 2007.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2006 and 2007 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

(amounts in millions)	1Q06	2Q06	3Q06	4Q06	1Q07
Liberty Interactive Group
QVC (100%)
Revenue — Domestic	1,088	1,140	1,151	1,604	1,174
Revenue — International	467	490	502	632	510
Revenue — Total	1,555	1,630	1,653	2,236	1,684
OCF — Domestic	257	283	273	417	278
OCF — International	98	95	93	140	96
OCF — Total	355	378	366	557	374
Operating Income	212	242	257	419	243
Gross Margin — Domestic	36.7%	38.0%	37.0%	36.3%	36.8%
Gross Margin — International	39.4%	38.8%	37.2%	39.0%	37.6%
Homes Reached — Domestic	90.8	91.1	90.3	90.7	91.2
Homes Reached — International	73.1	74.1	75.0	75.6	77.4

Liberty Capital Group
STARZ ENTERTAINMENT (100%)
Revenue	259	264	253	257	265
OCF	41	50	45	50	73
Operating Income	33	44	40	46	60
Subscription Units — Starz	14.6	15.1	14.9	15.5	15.8
Subscription Units — Encore	26.4	27.1	26.6	27.3	28.2

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity’s operating income, determined under GAAP.  Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation).  Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the three months ended March 31, 2006 and 2007, respectively.

(amounts in millions)	1Q06	1Q07
Liberty Interactive Group	$365	382
Liberty Capital Group	30	40
Consolidated segment operating cash flow	$395	422

Consolidated segment operating cash flow	$395	422
Stock compensation	(30)	(22)
Depreciation and amortization	(141)	(151)
Interest expense	(148)	(150)
Realized and unrealized gains (losses) on financial instruments, net	(193)	344
Gains on disposition of assets, net	24	6
Other, net	68	84
Earnings (loss) from continuing operations before income taxes and minority interest	$(25)	533

SCHEDULE 2

The following table provides reconciliation, for QVC and Starz Entertainment, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006 and March 31, 2007, respectively.

(amounts in millions)	1Q06	2Q06	3Q06	4Q06	1Q07
Liberty Interactive Group
QVC (100%)
Operating Cash Flow	355	378	366	557	374
Depreciation and Amortization	(118)	(120)	(119)	(119)	(120)
Stock Compensation Expense	(25)	(16)	10	(19)	(11)
Operating Income	212	242	257	419	243

Liberty Capital Group
STARZ ENTERTAINMENT (100%)
Operating Cash Flow	41	50	45	50	73
Depreciation and Amortization	(8)	(6)	(5)	(7)	(6)
Stock Compensation Expense	—	—	—	3	(7)
Operating Income	33	44	40	46	60